Exhibit 99.1

Shore United Bank Opens Branch in West Ocean City, Maryland

EASTON, Md., April 15, 2019 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) announced today that its banking subsidiary, Shore United Bank, will open a new Office in West Ocean City, Maryland.

The new West Ocean City branch is set to open a full-service banking office next to Candy Kitchen on Ocean Gateway, Ocean City, Maryland later this year.

"West Ocean City is an ideal location for Shore United Bank," said Lloyd L. "Scott" Beatty, Jr., President and Chief Executive Officer. "Over the past three years, we were proactive in strategically expanding our presence into contiguous markets. The execution of our expansion will provide us with 22 branches, and 2 loan production offices serving Maryland, Delaware and Virginia. We have an outstanding lending team in Ocean City and we are thrilled to support them with a full-service branch."

About Shore Bancshares, Inc.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank and an insurance premium finance company, Mubell Finance, LLC. Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

CONTACT: Debra Rich, 410-763-7800